Exhibit 10.1

Execution Version

364-Day Term Loan Agreement

Dated as of April 10, 2014

Among

Weatherford International LTD.,
a Bermuda Exempted Company,
as Borrower,

Weatherford International LTD.,
a Swiss Joint Stock Corporation,

The Lenders Party Hereto

and

JPMorgan Chase Bank, N.A.,
as Administrative Agent

J.P. Morgan Securities LLC
and
Deutsche Bank Securities Inc.,
as Joint Bookrunners and Joint Lead Arrangers

Deutsche Bank Securities Inc.,
as Syndication Agent

TABLE OF CONTENTS

			Page

ARTICLE I
DEFINITIONS; ACCOUNTING TERMS; INTERPRETATION

SECTION	1.01	Definitions	1
SECTION	1.02	Types of Borrowings	20
SECTION	1.03	Accounting Terms; Changes in GAAP	20
SECTION	1.04	Definitions	21

ARTICLE II
COMMITMENTS; LOANS
SECTION	2.01	Loans	22
SECTION	2.02	Requests for Initial Borrowing of Loans	23
SECTION	2.03	[RESERVED]	23
SECTION	2.04	Funding of Borrowings	23
SECTION	2.05	Interest Elections	24
SECTION	2.06	Termination of Commitments	25
SECTION	2.07	Repayment of Loans; Evidence of Debt	25
SECTION	2.08	Prepayment of Loans	26
SECTION	2.09	Fees	27
SECTION	2.10	Interest	27
SECTION	2.11	Alternate Rate of Interest	28
SECTION	2.12	Increased Costs	28
SECTION	2.13	Break Funding Payments	29
SECTION	2.14	[RESERVED]	30
SECTION	2.15	[RESERVED]	30
SECTION	2.16	[RESERVED]	30
SECTION	2.17	Defaulting Lenders	30

ARTICLE III
[RESERVED]

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; TAXES

SECTION	4.01	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	31
SECTION	4.02	Taxes/Additional Payments	32
SECTION	4.03	Mitigation Obligations; Replacement of Lenders	35

ARTICLE V
CONDITIONS PRECEDENT
SECTION	5.01	Conditions Precedent to the Effective Date	36

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
SECTION	6.01	Mitigation Obligations; Replacement of Lenders	38
SECTION	6.02	Mitigation Obligations; Replacement of Lenders	38
SECTION	6.03	Mitigation Obligations; Replacement of Lenders	39
SECTION	6.04	No Breach or Violation of Law or Agreements	39
SECTION	6.05	Litigation	39
SECTION	6.06	Information; No Material Adverse Change	39
SECTION	6.07	Investment Company Act; Margin Regulations	40
SECTION	6.08	ERISA	40
SECTION	6.09	Tax Returns and Payments	40
SECTION	6.10	Requirements of Law	40
SECTION	6.11	No Default	41
SECTION	6.12	Anti-Corruption Laws and Sanctions	41

ARTICLE VII
AFFIRMATIVE COVENANTS
SECTION	7.01	Information Covenants	41
SECTION	7.02	Books, Records and Inspections	43
SECTION	7.03	Insurance	43
SECTION	7.04	Payment of Taxes and other Claims	44
SECTION	7.05	Existence	44
SECTION	7.06	ERISA Compliance	44
SECTION	7.07	Compliance with Anti-Corruption Laws	44

ARTICLE VIII
NEGATIVE COVENANTS
SECTION	8.01	Material Change in Business	44
SECTION	8.02	Consolidation, Merger, or Sale of Assets, Etc.	45
SECTION	8.03	Liens	47
SECTION	8.04	Indebtedness	47
SECTION	8.05	Ownership of WILLC	47
SECTION	8.06	Financial Covenant	47
SECTION	8.07	Limitation on Transactions with Affiliates	47
SECTION	8.08	Restrictions on Dividends by Material Subsidiaries	48
SECTION	8.09	Use of Proceeds	48

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
SECTION	9.01	Events of Default and Remedies	49
SECTION	9.02	Right of Setoff	52
SECTION	9.03	Other Remedies	53
SECTION	9.04	Application of Moneys During Continuation of Event of Default	53

ARTICLE X
ADMINISTRATIVE AGENT

ARTICLE XI
MISCELLANEOUS

SECTION	11.01	Waiver; Amendments; Joinder; Release of Guarantors	56
SECTION	11.02	Notices	57
SECTION	11.03	Expenses, Etc.	59
SECTION	11.04	Indemnity	60
SECTION	11.05	Successors and Assigns	61
SECTION	11.06	Confidentiality	65
SECTION	11.07	Survival	65
SECTION	11.08	Governing Law	66
SECTION	11.09	Independence of Covenants	66
SECTION	11.10	Counterparts; Integration; Effectiveness	66
SECTION	11.11	Severability	66
SECTION	11.12	Conflicts Between This Agreement and the Other Loan Documents	67
SECTION	11.13	Headings	67
SECTION	11.14	Limitation of Interest	67
SECTION	11.15	Submission to Jurisdiction; Consent to Service of Process	67
SECTION	11.16	Waiver of Jury Trial	68
SECTION	11.17	Judgment Currency	69
SECTION	11.18	USA PATRIOT Act	69
SECTION	11.19	Payments Set Aside	69
SECTION	11.20	No Fiduciary Duty	70

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Interest Election Request
EXHIBIT D	Form of Note
EXHIBIT E	Form of Compliance Certificate

364-DAY TERM LOAN AGREEMENT
THIS 364-DAY TERM LOAN AGREEMENT, dated as of April 10, 2014, is among WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (the “Borrower”), WEATHERFORD INTERNATIONAL LTD., a Swiss joint stock corporation (“WIL-Switzerland”), the Lenders from time to time party hereto, initially consisting of those listed on Schedule 2.01, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders.
In consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; ACCOUNTING TERMS; INTERPRETATION
SECTION 1.01.    Definitions. As used in this Agreement the following terms shall have the following meanings:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan in its capacity as administrative agent for the Lenders and any successor in such capacity pursuant to Article X.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agent Parties” has the meaning specified in Section 11.02(e)(ii).
“Agreement” means this 364-Day Term Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.
“Aggregate Commitments” means $400,000,000.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½

of 1.000% and (c) the LIBO Rate for a one-month Interest Period on such day plus 1.000%; provided that, for purposes of this definition, the LIBO Rate for any day shall be based on the rate appearing on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service) at approximately 11:00 a.m. London time, on such day (or if such day is not a Business Day, the immediately preceding Business Day). If the Administrative Agent shall have determined (which determination shall be presumed correct absent manifest error) that it is in good faith unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to WIL-Switzerland or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable rate per annum set forth below under the captions “LIBOR Margin” or “ABR Margin”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings (S&P/Moody’s):	LIBOR| Margin	ABR Margin
Performance Level I A/A2 or above	0.875%	0.000%
Performance Level II A-/A3	1.000%	0.000%
Performance Level III BBB+/Baa1	1.125%	0.125%
Performance Level IV BBB/Baa2	1.250%	0.250%
Performance Level V BBB-/Baa3	1.750%	0.750%
Performance Level VI Below BBB-/Baa3	2.250%	1.250%

For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the next succeeding paragraph of this definition), then such rating agency shall be deemed to have established a rating in the same Performance Level as the rating agency that has in effect a rating for the Index Debt; (ii) if the ratings established or deemed to have been established by S&P and Moody’s for the Index Debt shall fall within different Performance Levels, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Performance Levels lower than the other, in which case the Applicable Margin shall be determined by reference to the Performance Level one rating lower than the higher of the two ratings; (iii) if either S&P or Moody’s shall have issued at any one time more than one rating of the Index Debt, the lowest such rating issued by such rating agency shall apply; and (iv) if the ratings established or deemed to have been established by S&P and Moody’s for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when or whether notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable LIBOR Margin and ABR Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
If the Borrower shall at any time fail to have in effect a rating for the Index Debt, the Borrower shall seek and obtain, within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from S&P and/or Moody’s (or, if neither S&P nor Moody’s issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Borrower and the Administrative Agent in its reasonable discretion), and from and after the date on which such corporate credit rating or bank loan rating is obtained until such time (if any) that a rating for the Index Debt becomes effective again, the Applicable Margin shall be based on such corporate credit or bank loan rating or ratings in the same manner as provided herein with respect to the ratings for the Index Debt (with Performance Level VI being the Applicable Margin in effect from the time the ratings for the Index Debt cease to be in effect until the earlier of (x) the date on which any such corporate credit rating or bank loan rating is obtained and (y) the date on which a rating for the Index Debt becomes effective again).
“Applicable Percentage” means, with respect to any Lender, (a) at any time prior to the funding of the Loans, the percentage (carried out to the twelfth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment and (b) thereafter, the percentage (carried out to the twelfth decimal place) of the aggregate principal amount of the Loans represented by the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” has the meaning specified in Section 11.05.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.05) and accepted by the Administrative Agent, in the form of Exhibit A.
“Assurance” means, as to any Person, any guaranty or other contingent liability of such Person (other than any endorsement for collection or deposit in the ordinary course of business) or obligations as an account party in respect of letters of credit, direct or indirect, with respect to any obligation of another Person, through an agreement or otherwise, including (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation and (b) any agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligation, (ii) to purchase securities or to purchase, sell or lease property (whether as lessee or lessor), products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or non-delivery of the securities, property, products, materials or supplies, or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of any Assurance shall be an amount equal to the lesser of the stated or determinable amount of the primary obligation in respect of which such Assurance is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent or any Obligor Party, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors” means, with respect to any Person, the board of directors (or other governing body) of such Person (or of its (managing) general partner or managing member, as the case may be), or any committee thereof duly authorized to act on behalf of such board of directors (or other governing body).
“Borrower” has the meaning specified in the introductory paragraph of this Agreement.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for the Initial Borrowing in accordance with Section 2.02, which shall be substantially in the form of Exhibit B and shall be signed by the Borrower.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or the determination of the LIBO Rate for purposes of determining the Alternate Base Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease” means, as to any Person, any lease in respect of which the rental obligation of such Person constitutes a Capitalized Lease Obligation.
“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, common shares and preference shares, any limited or general partnership interests and any limited liability company membership interests.
“Capitalized Lease Obligation” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.
“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty, in each case, by any Governmental Authority after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof, in each case, by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law), in each case, of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (enacted July 21, 2010) and all requests, rules, guidelines or directives issued thereunder, or issued in connection therewith, in each case by a Governmental Authority and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented, promulgated or issued.
“Change of Control” means an event or series of events by which: (a) in the case of WIL-Switzerland, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act in effect on the Effective Date) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Effective Date), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Weatherford Parent Company, except as a result of a Redomestication; (ii) the shareholders of the Weatherford Parent Company approve any plan of liquidation, winding up or dissolution of the Weatherford Parent Company, except in connection with a Redomestication of the Weatherford Parent Company; (iii) the Weatherford Parent Company conveys, transfers or leases all or substantially all of its assets to any Person, except in connection with a Redomestication of the Weatherford Parent Company; or (iv) during any period of twelve consecutive months, individuals who, at the beginning of such period, constituted the Board of Directors of the Weatherford Parent Company (together with any new directors whose appointment or election by such Board of Directors or whose nomination for election by the shareholders of the Weatherford Parent Company, as applicable, was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Weatherford Parent Company then in office, but excluding from the foregoing clause any change in the composition or membership of the Board of Directors of the Weatherford Parent Company resulting solely from the addition thereto or removal therefrom of directors to the extent necessary for the Weatherford Parent Company to comply with the United States Sarbanes Oxley Act of 2002 or the rules and regulations of any stock exchange on which the Weatherford Parent Company’s securities are listed, pursuant to the recommendation of the Weatherford Parent Company’s legal counsel; or (b) in the case of any other Obligor, except in a transaction permitted by Section 8.02, the Weatherford Parent Company ceases to own, after giving effect to such event or series of events, directly or indirectly, 100% of the issued and outstanding Capital Stock of each class of such Obligor.
“Change of Control Event” means (a) the execution of any definitive agreement which, when fully performed by the parties thereto, would result in a Change of Control; or (b) the commencement of a tender offer pursuant to Section 14(d) of the Exchange Act that would result in a Change of Control if completed.
“Charges” has the meaning specified in Section 11.14.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan to the Borrower on the Effective Date in the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”.

“Communications” has the meaning specified in Section 11.02(e)(ii).
“Compliance Certificate” means a certificate of a Responsible Officer of WIL-Switzerland in the form of Exhibit E.
“Consolidated Indebtedness” means, for any Person, at the date of any determination thereof, Indebtedness of such Person and its Consolidated Subsidiaries (other than Interest Rate Risk Indebtedness, Derivatives Obligations, and contingent obligations in respect of letters of credit), determined on a consolidated basis in accordance with GAAP.
“Consolidated Subsidiary” of any Person means any Subsidiary of such Person whose financial condition and results of operations are required in accordance with GAAP to be shown on a consolidated basis with the financial condition and results of operations of such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Consolidated Subsidiary” or the “Consolidated Subsidiaries” refer to a Consolidated Subsidiary or the Consolidated Subsidiaries of WIL-Switzerland.
“Credit Party” means the Administrative Agent or any Lender.
“Default” means the occurrence of any event which with the giving of notice or the passage of time or both would become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded, to fund any portion of its Loans unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (b) has become, or whose Parent has become, the subject of a Bankruptcy Event.
“Derivatives Obligations” means, as to any Person, all obligations of such Person in respect of any swap transaction, forward rate transaction, commodity swap, commodity option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions, entered into in the ordinary course of business of such Person for the purpose of hedging and not for speculative purposes.
“Dollars”, “dollars” and “$” means the lawful currency of the United States of America.
“Electronic System” means any electronic system, including e-mail, e-fax, Debt Domain, Intralinks®, Syndtrak, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Effective Date” means April 10, 2014.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the U.S. Department of Labor thereunder.
“ERISA Affiliate” means (a) each member of a controlled group of corporations and each trade or business (whether or not incorporated) under common control which, together with WIL-Switzerland, would be treated as a single employer at any time within the preceding six years under Section 414 of the Code and (b) any Subsidiary of any of the Obligors.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” shall have the meaning specified in Section 9.01.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or Guarantor under any Loan Document, (a) any taxes imposed on (or measured by reference to, in whole or in part) its income, profits, capital or net worth (but excluding withholding Taxes for purposes of this subsection (a) only) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower, the Administrative Agent, any Lender or any other such recipient is located or otherwise conducting business activity, (c) in the case of a Lender (other than an assignee pursuant to an assignment required by the Borrower under Section 4.03(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or would have been so imposed if the Borrower were a United States corporation, or is attributable to such Lender’s failure to comply with Section 4.02(c) or 4.02(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.02(a), (d) in the case of any Lender that becomes a party to this Agreement after the date hereof (or designates a new lending office after the date hereof) without the prior written consent of the Borrower to the extent required by Section 11.05 (other than (i) a Lender that becomes a party to this Agreement or designates a new lending office when an Event of Default has occurred and is continuing, (ii) a Lender that designates a new lending office after the date hereof pursuant to Section 4.03(a), (iii) an assignee pursuant to an assignment by a Lender under Section 4.03(a) and (iv) an assignee pursuant to an assignment required by the Borrower under Section 4.03(b)), any withholding tax that is imposed on amounts payable to such Lender pursuant to any Loan Document (and including any additional withholding tax that is imposed on amounts payable to such Lender as a result of a change in treaty, law or regulation), (e) in the case of a Lender, any withholding tax imposed on amounts payable to such Lender immediately after it changes its jurisdiction of organization and/or tax residency, except to the extent payments to, or for the benefit of, such Lender were subject to a withholding tax for which an Obligor was responsible immediately prior to the

Lender’s change in jurisdiction and/or tax residency, and (f) any United States federal withholding Taxes imposed by FATCA.
“Existing Term Loan Agreement” means that certain 364-Day Term Loan Agreement dated as of May 1, 2013, by and among the Borrower, WIL-Switzerland, JPMorgan, as administrative agent thereunder, and the lenders named therein, as it may from time to time be amended, modified, restated or supplemented.
“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof, whether issued before or after the Effective Date, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York on the next succeeding Business Day, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing reasonably selected by it.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.
“GAAP” means generally accepted accounting principles as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.
“Governmental Authority” means the government of the United States of America, any State of the United States, Switzerland, Bermuda, the Republic of Hungary or any other nation and any political subdivision of any of the foregoing, whether state or local, and any central bank, agency, authority, instrumentality, regulatory body, department, commission, board, bureau, court, tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Guarantors” means WIL-Switzerland, WILLC, HOC, WCMS and each other Person that becomes a party to the Guaranty Agreement pursuant to Section 8.02 (an “Additional Guarantor”) (unless, in the case of WILLC, HOC, WCMS and each Additional Guarantor, such Person (i) ceases to exist in accordance with Section 8.02 or (ii) has been released and discharged from its obligations under the Guaranty Agreement pursuant to Section 8 thereof and such obligations have not been reinstated), and “Guarantor” means any of the foregoing.
“Guaranty Agreement” means the Guaranty Agreement dated as of the date hereof made by WIL-Switzerland, WILLC, HOC and WCMS in favor of the Credit Parties, pursuant to which WIL-Switzerland, WILLC, HOC and WCMS, jointly and severally, guarantee the Obligations.
“HOC” means Weatherford Liquidity Management Hungary Limited Liability Company, a

Hungarian limited liability company.
“Indebtedness” means (without duplication), with respect to any Person, (a) any liability of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (ii) evidenced by a bond, note, debenture or similar instrument, (iii) for the balance deferred and unpaid of the purchase price for any property or any obligation upon which interest charges are customarily paid (except for trade payables arising in the ordinary course of business), or (iv) for the payment of money relating to the principal portion of any Capitalized Lease Obligation; (b) any obligation of any Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) a consensual Lien on property owned or acquired, whether or not any obligation secured thereby has been assumed, by such Person; (c) all net obligations of such Person as of the date of a required calculation of any Derivatives Obligations; (d) all Assurances of such Person of the Indebtedness of any other Person (including, for the avoidance of doubt, any Subsidiary or other Affiliate of such Person or any third party that is not affiliated with such Person) of the type referred to in clause (a) or (c); (e) Interest Rate Risk Indebtedness of such Person; and (f) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to above.
“Indemnified Taxes” means any Taxes other than Excluded Taxes and Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than WIL-Switzerland and WILLC) or subject to any other credit enhancement.
“Initial Borrowing” means the borrowing of the Loans from the Lenders on the Effective Date pursuant to Section 2.01(a).
“Interest Election Request” means a request by the Borrower to convert or continue a Loan in accordance with Section 2.05, which, if in writing, shall be substantially in the form of Exhibit C.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to a Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business

Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Risk Indebtedness” means, with respect to any Person, all payment obligations and Indebtedness of such Person with respect to the program for the hedging of interest rate risk provided for in any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement entered into by such Person for the purpose of reducing its exposure to interest rate fluctuations and not for speculative purposes, as from time to time amended, modified, restated or supplemented.
“ISDA” means the International Swaps and Derivatives Association, Inc.
“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.
“Lead Arrangers” means J.P. Morgan Securities LLC and Deutsche Bank Securities Inc.
“Lenders” means the Persons listed in Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) as displayed on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity equal to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity equal to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or encumbrance of any kind including any conditional sale or other title retention agreement or any lease (excluding, however, any lease that is not a Capital Lease) in the nature thereof (whether voluntary or involuntary and whether imposed or created by operation of law or otherwise), and any agreement to give a lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or other encumbrance of any kind; provided that “Lien” shall not include or cover (i) setoff rights and other standard arrangements for netting payment obligations in the settlement of obligations, arising under ISDA standard documents or otherwise customary in swap or hedging transactions; and

(ii) setoff rights of banks party to Derivatives Obligations which rights arise in the ordinary course of customary banking relationships.
“Loan” has the meaning specified in Section 2.01(a).
“Loan Documents” means, collectively, this Agreement, any Notes issued pursuant to this Agreement, the Guaranty Agreement, all instruments, certificates and agreements now or hereafter executed or delivered by any Obligor to the Administrative Agent or any Lender pursuant to or in connection with any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) and after taking into account actual insurance coverage and effective indemnification with respect to such occurrence, (a) a material adverse effect on the financial condition, business or operations of WIL-Switzerland and its Subsidiaries, taken as a whole, or (b) the impairment of (i) the ability of the Obligors to collectively perform their payment or other material obligations hereunder or under the Notes and other Loan Documents or (ii) the ability of the Administrative Agent or the Lenders to realize the material benefits intended to be provided by the Obligors under the Loan Documents.
“Material Subsidiary” means, at any date, any Consolidated Subsidiary of WIL-Switzerland that, together with its own Consolidated Subsidiaries, either (a) has total assets in excess of 5% of the total assets of WIL-Switzerland and its Consolidated Subsidiaries or (b) has gross revenues in excess of 5% of the consolidated gross revenues of WIL-Switzerland and its Consolidated Subsidiaries based, in each case, on the most recent audited consolidated financial statements of WIL-Switzerland. Notwithstanding the foregoing, for so long as any of WILLC, HOC and WCMS is a Guarantor, such Subsidiary shall be deemed to be a Material Subsidiary.
“Maturity Date” means April 9, 2015.
“Maximum Rate” has the meaning specified in Section 11.14.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Multiemployer Plan” means any plan covered by Title IV of ERISA which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“Net Worth” means, for any Person, at the date of any determination thereof, on a consolidated basis, the sum of (a) the par value or stated value of its Capital Stock, plus (b) capital in excess of par or stated value of shares of its Capital Stock, plus (or minus in the case of a deficit) (c) retained earnings or accumulated deficit, as the case may be, plus (d) any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding (i) any treasury stock and (ii) the effects upon net worth resulting from the translation of foreign currency-denominated assets and liabilities into Dollars.
“New Parent” has the meaning specified in clause (c) of the definition of the term

“Redomestication”.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit D.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Borrower under any of the Loan Documents.
“Obligors” means the Borrower and the Guarantors, and “Obligor” means any of them.
“Obligor Parties” means the Borrower and WIL-Switzerland, and “Obligor Party” means any of them.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, other than Excluded Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but only to the extent that any of the foregoing is imposed by (i) Bermuda, the United States or any other jurisdiction in which the Borrower is organized or is resident for tax purposes or any other jurisdiction in which the Borrower is Redomesticated or is resident for tax purposes with respect to a Foreign Lender, or (ii) Bermuda or any other jurisdiction in which the Borrower is organized or is resident for tax purposes or any other jurisdiction (other than the United States) in which the Borrower is Redomesticated or is resident for tax purposes with respect to a Lender which is not a Foreign Lender.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning specified in Section 11.05(c).
“Participant Register” has the meaning specified in Section 11.05(c).
“PATRIOT Act” has the meaning specified in Section 11.18.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Liens” means, without duplication,
(a)    Liens, not otherwise permitted under any other provision of this definition, securing Indebtedness permitted under this Agreement in an aggregate principal amount at any time outstanding which does not exceed 15% of WIL-Switzerland’s Net Worth;
(b)    Liens for Taxes or unpaid utilities (i) not yet delinquent or which can thereafter be paid without penalty, (ii) which are being contested in good faith by appropriate proceedings (provided that, with respect to Taxes referenced in this clause (ii), adequate reserves with respect thereto are maintained on the books of WIL-Switzerland or its Subsidiaries, to the extent required by GAAP) or (iii) imposed by any foreign Governmental Authority and attaching solely to assets with a fair market value not in excess of $50,000,000 in the aggregate at any one time;
(c)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;
(d)    pledges or deposits made in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance, old age benefits, pension, employment or other social security laws or regulations;
(e)    easements, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any land or interests therein and statutory exceptions to title) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of WIL-Switzerland or any of its Subsidiaries;
(f)    judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;
(g)    Liens on the assets (and related insurance proceeds) of any entity or asset (and related insurance proceeds) existing at the time such asset or entity is acquired by WIL-Switzerland or any of its Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided that (i) such Liens are not created, incurred or assumed by such entity in contemplation of such entity’s being acquired by WIL-Switzerland or any of its Subsidiaries, (ii) such Liens do not extend to any other assets of WIL-Switzerland or any of its Subsidiaries and (iii) the Indebtedness secured by such Liens is permitted pursuant to this Agreement;
(h)    Liens securing Indebtedness of WIL-Switzerland or its Subsidiaries not prohibited by Section 8.04 incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created not more than 90 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property (other than proceeds from associated insurances and proceeds of, improvements, accessions and upgrades to, and related contracts, intangibles and other assets incidental to or arising from, the property so acquired and the Capital Stock of Subsidiaries that own directly or indirectly the property so acquired) other than the property financed by such Indebtedness and (iii) the Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased;

(i)    Liens incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);
(j)    leases or subleases granted to others not interfering in any material respect with the business of WIL-Switzerland or any of its Subsidiaries;
(k)    Liens to secure obligations arising from statutory or regulatory requirements;
(l)    any interest or title of a lessor in property (and proceeds (including proceeds from insurance) of, and improvements, accessions and upgrades to, such property) subject to any Capitalized Lease Obligation or operating lease which obligation or lease, in each case, is permitted under this Agreement;
(m)    Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of WIL-Switzerland or any of its Subsidiaries on deposit with or in possession of such bank;
(n)    extensions, renewals and replacements of any Lien permitted by any of the preceding clauses, so long as (i) the principal amount of any debt secured thereby is not increased (other than to the extent of any amounts incurred to pay costs of any such extension, renewal or replacement) and (ii) such Lien does not extend to any additional assets (other than improvements and accessions to, and replacements of, the assets originally subject to such Lien); and
(o)    Liens securing interest rate, commodity or foreign exchange hedging obligations incurred in the ordinary course of business and not for speculative purposes; provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $250,000,000.
“Person” means any individual, corporation, company, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Authority.
“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 430 of the Code or Section 303 of ERISA and at any time within the preceding six years has been (a) sponsored, maintained or contributed to by WIL-Switzerland or any ERISA Affiliate for employees of WIL-Switzerland or any ERISA Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which WIL-Switzerland or any ERISA Affiliate is then making or accruing an obligation to make contributions.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced by the Reference Bank as being effective.
“Principal Financial Officer” means, with respect to any Obligor Party, the chief financial officer, the treasurer or the principal accounting officer of such Obligor Party.
“Redomestication” means:
(a)    any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of the Weatherford Parent Company with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into the Weatherford Parent Company, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of the Weatherford Parent Company and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act),
(b)    any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Weatherford Parent Company, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or
(c)    the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares of the Weatherford Parent Company (the “New Parent”), if, as a result thereof,
(x)    in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition,
(y)    in the case of any action specified in clause (b), the entity that constituted the Weatherford Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or
(z)    in the case of any action specified in clause (c), the New Parent
(in any such case the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of the State of Delaware or another State of the United States or under the laws of the United Kingdom, The Kingdom of the Netherlands or another member country of the European Union or (with the consent of the Required Lenders, such consent not to be unreasonably withheld) under the laws of any other jurisdiction, provided that (I) each class of Capital Stock of the Surviving Person issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was the Capital Stock of the entity constituting the Weatherford Parent Company immediately prior thereto (provided that in no event shall a Change of Control (disregarding the phrase “except as a result of a Redomestication” contained in clause (a)(i) of the definition of “Change of Control” for these purposes) result from any of the actions specified in clauses (a) through (c) above) and (II) the Surviving Person shall have delivered to the Administrative Agent:
(i)    a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists,
(ii)    an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request,
(iii)    if applicable, the documents required by Section 8.02(c); and
(iv)    if the Surviving Person is the New Parent, (A) an instrument whereby such Person unconditionally guarantees the Obligations for the benefit of the Credit Parties and (y) an instrument whereby such Person becomes a party to this Agreement and assumes all rights and obligations hereunder of the entity constituting the Weatherford Parent Company immediately prior to the transactions described above, in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Reference Bank” means JPMorgan (for so long as it is the Administrative Agent) or any successor administrative agent pursuant to Article X hereto.
“Register” has the meaning specified in Section 11.05(b)(iv).
“Regulation D” means Regulation D of the Board (respecting reserve requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board (respecting eligible securities and margin requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board (respecting borrowers who obtain margin credit), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.
“Required Lenders” means, at any time, (a) prior to the funding of the Loans, Lenders having more than fifty percent (50%) of the Aggregate Commitments and (b) thereafter, Lenders holding more than fifty percent (50%) of the aggregate principal amount of the Loans at such time; provided that (x) prior to the funding of the Loans, the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (y) thereafter, the principal amount of the Loan made by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means, with respect to any Obligor, the president, the chief financial officer, the treasurer, the principal accounting officer or any vice president with responsibility for financial or accounting matters of such Obligor, or an individual specifically authorized by the Board of Directors of such Obligor to sign on behalf of such Obligor.
“Revolver Compliance Certificate” means a certificate of a Responsible Officer of WIL-Switzerland in the form of Exhibit G to the Revolving Credit Agreement to be delivered from time to time to JPMorgan, as administrative agent thereunder, pursuant to Section 7.01 of the Revolving Credit Agreement.
“Revolving Credit Agreement” means that certain Credit Agreement dated as of October 15, 2010, by and among the Borrower, HOC, WCMS, WIL-Switzerland, JPMorgan, as administrative agent thereunder, and the lenders from time to time party thereto, as it may from time to time be amended, modified, restated or supplemented.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor to the ratings agency business thereof.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, any EU member state or any other relevant sanctions authority.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“SEC” means the United States Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission.
“Specified Obligor” means any Obligor other than WIL-Switzerland, the Borrower and WILLC (to the extent WILLC is an Obligor).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any other comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” of a Person means (a) a company or corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (c) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of WIL-Switzerland.
“Surviving Person” has the meaning specified in the definition of “Redomestication”.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Total Capitalization” means, for any Person, at the date of determination thereof, the sum of (a) Consolidated Indebtedness of such Person plus (b) Net Worth of such Person.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the

Board of Directors or other governing body of such Person.
“WCMS” means Weatherford Capital Management Services Limited Liability Company, a Hungarian limited liability company.
“Weatherford Parent Company” means WIL-Switzerland or, if a Redomestication has occurred subsequent to the date hereof and prior to the event in question on the date of determination, the Surviving Person resulting from such prior Redomestication.
“Wholly Owned Subsidiary” of a Person means a Subsidiary of which all issued and outstanding Capital Stock (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Wholly-Owned Subsidiary” or the “Wholly-Owned Subsidiaries” refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of WIL-Switzerland.
“WILLC” means Weatherford International, LLC, a Delaware limited liability company.
“WIL-Switzerland” has the meaning specified in the introductory paragraph of this Agreement.
“Withholding Agent” means each Obligor and/or the Administrative Agent, as applicable.
SECTION 1.02.    Types of Borrowings. Borrowings hereunder are distinguished by “Type”. The “Type” of a Loan refers to the determination whether such Loan is a part of a Loan bearing interest at the Adjusted LIBO Rate or at the Alternate Base Rate.
SECTION 1.03.    Accounting Terms; Changes in GAAP. All accounting and financial terms used herein and not otherwise defined herein and the compliance with each covenant contained herein which relates to financial matters shall be determined in accordance with GAAP applied on a consistent basis, except to the extent that a deviation therefrom is expressly stated. Should there be a change in GAAP from that in effect on the Effective Date, such that the defined terms set forth in Section 1.01 or the covenants set forth in Article VIII would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating the matters contemplated to be evidenced by such covenants, (a) the Borrower, WIL-Switzerland and the Lenders agree to negotiate in good faith and enter into an amendment to this Agreement in order to conform the defined terms set forth in Section 1.01 or the covenants set forth in Article VIII, or both, in such respects as shall reasonably be deemed necessary by the Required Lenders and acceptable to the Obligor Parties so that the criteria for evaluating the matters contemplated to be evidenced by such covenants are substantially the same criteria as were effective prior to any such change in GAAP, and (b) the Obligor Parties shall be deemed to be in compliance with such covenants until the date of execution of such amendment, if and to the extent that the Obligor Parties would have been in compliance therewith under GAAP as in effect immediately prior to such change. Notwithstanding any change in GAAP that may occur after the Effective Date with respect to the accounting classification of obligations in respect of leases that would have been classified as operating leases in accordance with GAAP as in effect on the Effective Date, such obligations will in no event be deemed to constitute Indebtedness for purposes of compliance with the covenants set forth in Article

VIII.
SECTION 1.04.    Interpretation.
(a)    In this Agreement, unless a clear contrary intention appears:
(i)    the singular number includes the plural number and vice versa;
(ii)    any reference to any gender includes each other gender;
(iii)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
(iv)    unless the context indicates otherwise, any reference to any Person includes such Person’s successors and assigns, including any Person that becomes a successor to WIL-Switzerland, the Borrower or WILLC as a result of a Redomestication, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;
(v)    except as expressly provided to the contrary herein, any reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), and any reference to any Note or other note includes any note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;
(vi)    unless the context indicates otherwise, any reference to any Article, Section, page, Schedule or Exhibit means such Article, Section or page hereof or such Schedule or Exhibit hereto;
(vii)    the word “including” (and with correlative meaning “include”) shall be deemed to be followed by the phrase “without limitation” and the term “or” is not exclusive;
(viii)    with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”;
(ix)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(x)    reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.
(b)    The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

(c)    No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.
(d)    Unless otherwise specified herein, (i) all dollar amounts expressed herein shall refer to Dollars and (ii) for purposes of calculating compliance with the terms of this Agreement and the other Loan Documents (including for purposes of calculating compliance with the covenants), each obligation or calculation shall be converted to its Dollar equivalent.
ARTICLE II
COMMITMENTS; LOANS
SECTION 2.01.    Loans.
(a)    Subject to the terms and conditions set forth herein, each Lender agrees to make a single term loan denominated in Dollars to the Borrower (each such loan, a “Loan” and, collectively, the “Loans”), on the Effective Date in a principal amount equal to such Lender’s Commitment. The Borrower may make only one borrowing of Loans hereunder, which shall consist of Loans requested to be made simultaneously by the Lenders on the Effective Date in accordance with their respective Applicable Percentages, provided that the initial borrowing of Loans hereunder may consist of more than one Type. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.
(b)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan as required.
(c)    Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(d)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such ABR Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
(e)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.02.    Requests for Initial Borrowing of Loans. To request the Initial Borrowing, the Borrower shall notify the Administrative Agent (and the Administrative Agent shall promptly thereafter notify the Lenders) of such request in writing (a) in the event the Loans are to be made initially as Eurodollar Loans, not later than 11:00 a.m., New York City time, two Business Days before the Effective Date, or (b) in the event the Loans are to be made initially as ABR Loans, not later than 11:00 a.m., New York City time, on the Effective Date. Such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:
(i)    the aggregate principal amount of the Initial Borrowing, which shall be $400,000,000;
(ii)    the date of the Initial Borrowing, which shall be the Effective Date;
(iii)    whether the Loans are to be made as an ABR Borrowing or one or more Eurodollar Borrowings or a combination thereof;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account of the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the Type of Borrowing is specified, then the Loans shall be made as an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the Initial Borrowing.
SECTION 2.03.    [RESERVED]
SECTION 2.04.    Funding of Borrowings.
(a)    Each Lender shall make the Loan to be made by it hereunder on the Effective Date thereof by wire transfer of immediately available funds (i) by 12:00 noon, New York City time, in the event the Initial Borrowing consists of Eurodollar Loans and (ii) by 1:00 p.m., New York City time, in the event the Initial Borrowing consists of ABR Loans, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such Loans available to the Borrower by promptly crediting the amounts so received in like funds to an account of the Borrower designated by the Borrower in the Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date (or, in the event the Loans are to be made initially as ABR Loans, prior to 12:00 noon, New York City time, on the Effective Date) that such Lender shall not make available to the Administrative Agent such Lender’s ratable portion of the Initial Borrowing, the Administrative Agent may assume that such Lender has made such ratable portion available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Initial Borrowing available to the Administrative Agent, then the Borrower and the applicable Lender severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising the Initial Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.
SECTION 2.05.    Interest Elections.
(a)    The Loans made on the Effective Date may consist of one or more Borrowings, which shall be of the Types (whether one or more) specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have initial Interest Period(s) as specified in the Borrowing Request or as otherwise provided pursuant to Section 2.02. Thereafter, the Borrower may, at any time and from time to time, elect to convert any Borrowing to one or more different Types or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that, in connection with any such election, the Borrower shall be subject to all applicable payment obligations set forth in Section 2.13. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (a) in the event the Loans are to be converted to or continued as Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the requested date of conversion or continuation, or (b) in the event the Loans are to be converted to ABR Loans, not later than 11:00 a.m., New York City time, on the requested date of conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic transmission (in .pdf format) to the Administrative Agent of a written Interest Election Request signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar

Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (1) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (2) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.06.    Termination of Commitments. The Commitments shall be automatically and permanently reduced to zero after giving effect to the Initial Borrowing on the Effective Date.
SECTION 2.07.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    After the Effective Date, any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that the Loan made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender and its permitted assigns. Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.05) be represented by one or more Notes payable to the order of such Lender and its permitted assigns.
SECTION 2.08.    Prepayment of Loans.
(a)    Subject to prior notice in accordance with paragraph (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to any amounts payable under Section 2.13).
(b)    The Borrower shall notify the Administrative Agent by telephone (promptly confirmed by hand delivery, facsimile or electronic transmission (in .pdf format)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same Business Day as the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering (or any combination thereof), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10. All prepayments under, and each failure to make a prepayment specified in any prepayment notice delivered pursuant to, this Section 2.08(b) shall be subject to Section 2.13.
(c)    On the date that a Change of Control of the type described in clause (a)(iii) of the definition of such term occurs and on the date that is 15 days after the occurrence of any other type of Change of Control, the Commitments (if then outstanding) shall terminate and the Borrower shall prepay the principal amount of the Loans and all accrued and unpaid interest thereon in immediately available funds.

SECTION 2.09.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(b)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances (unless otherwise agreed by the Administrative Agent with respect to fees payable to the Administrative Agent for its own account).
SECTION 2.10.    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs (a) and (b) of this Section or (ii) in the case of any other amount, 2.000% plus the rate applicable to ABR Borrowings as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be presumed correct absent manifest error.

SECTION 2.11.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent reasonably determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;
then the Administrative Agent shall give written notice (by facsimile transmission or electronic transmission (in .pdf format)) thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any ABR Borrowing to, or continuation of any Eurodollar Borrowing as, a Eurodollar Borrowing shall be ineffective, and, in the case of any request for the continuation of a Eurodollar Borrowing, such Eurodollar Borrowing shall on the last day of the then current Interest Period applicable thereto be converted to an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing in an amount equal to the amount of the requested Eurodollar Borrowing.
SECTION 2.12.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or otherwise), then upon written request of the Administrative Agent or such Lender (with a copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent or such Lender such additional amount or amounts as shall compensate the Administrative Agent or such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, along with (i) a calculation of such amount or amounts, (ii) a description of the specific Change in Law that justifies such amounts due, (iii) a certification that such costs are generally being charged by it to other similarly situated borrowers under similar credit facilities and (iv) such other pertinent information related to the foregoing as the Borrower may reasonably request, shall be delivered to the Borrower and shall be presumed correct absent manifest error. The Borrower shall pay such Lender the correct amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender delivers written notice to the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Each Lender requesting compensation under this Section shall comply with Section 4.03(a).
(f)    This Section 2.12 shall not apply to increased costs or reductions as a result of Taxes (Section 4.02 being the sole and exclusive provision in this Agreement addressing changes in law pertaining to Taxes).
SECTION 2.13.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (for a reason other than the failure of a Lender to fund a Loan or a portion thereof required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of an assignment required by the Borrower pursuant to Section 4.03(b), then, in any such event, upon written demand by a Lender (with a copy to the Administrative Agent) the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be presumed correct absent manifest error, and shall set forth a calculation of such amounts and such other information as the Borrower may reasonably request. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.14.    [RESERVED]
SECTION 2.15.    [RESERVED]
SECTION 2.16.    [RESERVED]
SECTION 2.17.    Defaulting Lenders.
(a)    Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender, the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided that the provisions of this clause (a) shall not apply to the vote of a Defaulting Lender (that funded in full its initial Commitment when due) in the case of an amendment, waiver or other modification described in Section 11.01 for which such Defaulting Lender’s consent is expressly required.
(b)    The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.17 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, each Lender, the Borrower or any other Obligor may at any time have against, or with respect to, such Defaulting Lender.
(c)    In the event that the Administrative Agent and the Borrower agree in writing that a Lender is no longer a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender.

ARTICLE III
[RESERVED]
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; TAXES
SECTION 4.01.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.12, 2.13 or 4.02, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York; provided that payments pursuant to Sections 2.12, 2.13, 4.02 and 11.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan), and all other payments hereunder and under each other Loan Document, shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower shall not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 4.01(d) or Section 11.04(b), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 4.02.    Taxes/Additional Payments.
(a)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other

Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be liable for any penalties, interest or expenses that result from the failure of the Administrative Agent or a Lender to notify the Borrower of the Indemnified Taxes or Other Taxes within a reasonable period of time after becoming aware of such Indemnified or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumed correct absent manifest error.
(c)    Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is organized, tax resident or otherwise located, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (or otherwise reasonably requested by the Borrower) as shall permit such payments to be made without withholding or at a reduced rate.
(d)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.02 (including by the payment of additional amounts pursuant to this Section 4.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(e)    Without limiting the generality of the foregoing, each Lender shall deliver to the Borrower and the Administrative Agent on the Effective Date or upon the effectiveness of any Assignment and Assumption by which it becomes a party to this Agreement (unless an Event of Default under Section 9.01(a), 9.01(g) or 9.01(h) has occurred and is continuing on the effective date of such Assignment and Assumption) (i) two duly completed copies of United States Internal Revenue Service Form W-8ECI, W‑8BEN, W-8BEN-E, W-8EXP, W-8IMY or W-9, or other applicable governmental form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of any United States federal income Taxes, as if the Borrower were incorporated under the laws of the United States or a State thereof, and (ii) any other governmental forms (including tax residency certificates) which are necessary or required under an applicable Tax treaty or otherwise by law to eliminate any withholding Tax or which have been reasonably requested by the Borrower. Each Lender which delivers to the Borrower and the Administrative Agent a Form W-8ECI, W-8BEN, W-8BEN-E, W-8EXP, W-8IMY or W-9, or other applicable governmental form, pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date that any such form expires (currently, three successive calendar years for Form W-8BEN or Form W-8ECI) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income Taxes. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Taxes imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(f)    The Borrower will remit to the appropriate Governmental Authority, prior to delinquency, all Indemnified Taxes and Other Taxes payable in respect of any payment (to the extent the Administrative Agent has not withheld such Indemnified Taxes or Other Taxes from such payment pursuant to Section 4.02(a)). Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes by any Obligor, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment of such Indemnified Taxes or Other Taxes or such other evidence thereof as may be reasonably satisfactory to the Administrative Agent.
(g)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document, and any Other Taxes, that are attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes (as the case may be) and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.05(c) relating to the maintenance of a

Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).
(h)    For purposes of this Section 4.02, the term “applicable law” includes FATCA.
SECTION 4.03.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 4.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender fails to provide its consent to a Redomestication under the laws of a jurisdiction (other than the State of Delaware or another State of the United States or the United Kingdom, The Kingdom of the Netherlands or another member country of the European Union), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) if such assignee is not already a Lender hereunder, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 4.02, such assignment shall result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender neither received nor continued to claim any such compensation or payment.
ARTICLE V
CONDITIONS PRECEDENT
SECTION 5.01.    Conditions Precedent to the Effective Date. The obligation of each Lender to make its Loan on the Effective Date is subject to satisfaction of the following conditions:
(a)    The Administrative Agent shall have received the following, all in form and substance reasonably satisfactory to the Administrative Agent:
(i)    this Agreement executed by each Person listed on the signature pages hereof;
(ii)    the Guaranty Agreement executed by each Person listed on the signature pages thereof;
(iii)    Notes executed by the Borrower and payable to each Lender requesting (at least one Business Day prior to the Effective Date) a Note, duly completed and executed by the Borrower and dated the Effective Date;
(iv)    a certificate of a Responsible Officer of WIL-Switzerland, dated the date hereof and certifying as to the conditions set forth in Sections 5.01(e) and (f);
(v)    a certificate of the secretary or an assistant secretary of each Obligor, dated the date hereof and certifying (A) true and complete copies of the memorandum of association and bye-laws or the certificate of incorporation and bylaws or other organizational documents, each as amended and in effect, of such Obligor, (B) the resolutions adopted by the Board of Directors, the managers or the members, as applicable, of such Obligor (I) authorizing the execution, delivery and performance by such Obligor of the Loan Documents to which it is or shall be a party and, in the case of the Borrower, the borrowing of Loans by the Borrower and (II) authorizing officers of such Obligor to execute and deliver the Loan Documents to which it is or shall be a party and any related documents, including any agreement contemplated by this Agreement, and (C) the absence of any proceedings for the dissolution, liquidation or winding up of such Obligor;
(vi)    (A) a certificate of the secretary or an assistant secretary of each of the Borrower, WIL-Switzerland and WILLC, dated the date hereof and certifying the incumbency and specimen signatures of the officers of such Obligor executing any Loan Documents on its behalf, and (B) notarized specimens of signature of the officers of each of HOC and WCMS executing any Loan Documents on its behalf;
(vii)    favorable, signed opinions addressed to the Administrative Agent and the Lenders dated the Effective Date from (A) Baker & McKenzie LLP, special United States counsel to the Obligors, (B) Conyers Dill & Pearman Limited, special Bermuda counsel to the Borrower, (C) Baker & McKenzie LLP, special Swiss counsel to WIL-Switzerland, and (D) Szakaly Law Firm, special Hungarian counsel to HOC and WCMS, each given upon the express instruction of the applicable Obligor; and

(viii)    copies of the memorandum of association, articles or certificates of incorporation or other similar organizational documents of each Obligor certified as of a recent date prior to the Effective Date by the appropriate Governmental Authority and certificates of appropriate public officials as to the existence, good standing and qualification to do business as a foreign corporation, of each Obligor in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would, individually or collectively, have a Material Adverse Effect.
(b)    The Administrative Agent shall have received evidence reasonably satisfactory to it that all material consents of each Governmental Authority and of each other Person, if any, required to be received by the Obligors in connection with (i) the Loans and (ii) the execution, delivery and performance of this Agreement and the other Loan Documents to which any Obligor is a party have been satisfactorily obtained.
(c)    The Administrative Agent shall have received evidence reasonably satisfactory to it that the principal of and interest on all loans outstanding under, and all other obligations accrued or owing under, the Existing Term Loan Agreement (whether or not then due) shall have been, or concurrently with the Initial Borrowing will be, paid in full.
(d)    The Borrower shall have paid (i) to the Administrative Agent, the Lead Arrangers and the Lenders, as applicable, all fees and other amounts agreed upon by such parties to be paid on or prior to the Effective Date, and (ii) to the extent invoiced at or before 10:00 a.m., New York City time, on the Effective Date, all out-of pocket expenses required to be reimbursed or paid by the Borrower pursuant to Section 11.03 or any other Loan Document.
(e)    The representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects in accordance with their terms) as of the Effective Date (unless any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall continue to be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects in accordance with their terms) as of such earlier date).
(f)    No Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from the Initial Borrowing or the application of the proceeds thereof on the Effective Date.
(g)    The Lenders shall have received all documentation and other information with respect to WIL-Switzerland and its Subsidiaries requested by such Lender at least one Business Day prior to the Effective Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Each Obligor Party represents and warrants to the Lenders and the Administrative Agent as follows:
SECTION 6.01.    Organization and Qualification. Each Obligor and each Material Subsidiary (a) is a company, corporation, partnership or entity having limited liability that is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate, partnership or other power and authority to own its property and to carry on its business as now conducted and (c) is duly qualified as a foreign corporation or other foreign entity to do business and is in good standing in every jurisdiction in which the failure to be so qualified would, together with all such other failures of the Obligors and the Material Subsidiaries to be so qualified or in good standing, have a Material Adverse Effect.
SECTION 6.02.    Authorization, Validity, Etc. Each Obligor has the corporate or other power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which it is a party, and the Borrower has the corporate or other power and authority to obtain the Loans, and in each case all such action has been duly authorized by all necessary corporate, partnership or other proceedings on its part or on its behalf. This Agreement has been duly and validly executed and delivered by or on behalf of each Obligor Party and constitutes valid and legally binding agreements of such Obligor Party enforceable against such Obligor Party in accordance with the terms hereof, and the Notes and the other Loan Documents to which any Obligor is a party, when duly executed and delivered by or on behalf of such Obligor, shall constitute valid and legally binding obligations of such Obligor enforceable against such Obligor in accordance with the terms thereof, except, in each case, (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.

SECTION 6.03.    Governmental Consents, Etc. No authorization, consent, approval, license or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Obligor for the valid execution, delivery and performance by any Obligor of any Loan Document to which it is a party, except those that have been obtained and are in full force and effect and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.
SECTION 6.04.    No Breach or Violation of Law or Agreements. Neither the execution, delivery and performance by any Obligor of the Loan Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the extensions of credit contemplated by the Loan Documents, (a) will breach or violate any applicable Requirement of Law, (b) will result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited hereunder upon any of its property or assets pursuant to the terms of, any indenture, agreement or other instrument to which it or any of its Consolidated Subsidiaries is party or by which any property or asset of it or any of its Consolidated Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b) that collectively for the Obligors would not have a Material Adverse Effect, or (c) will violate any provision of the organizational documents or by-laws of any Obligor.
SECTION 6.05.    Litigation. As of the Effective Date, except for actions, suits or proceedings described in the filings made by WIL-Switzerland with the SEC pursuant to the Exchange Act, (a) there are no actions, suits or proceedings pending or, to the best knowledge of WIL-Switzerland, threatened in writing against any Obligor or against any of their respective properties or assets that are reasonably likely to have (individually or collectively) a Material Adverse Effect and (b) to the best knowledge of WIL-Switzerland, there are no actions, suits or proceedings pending or threatened that purport to affect or pertain to the Loan Documents or any transactions contemplated thereby.
SECTION 6.06.    Information; No Material Adverse Change.
(a)    All information heretofore furnished by the Obligors to the Administrative Agent or any Lender in connection with this Agreement, when considered together with the disclosures made herein, in the other Loan Documents and in the filings made by any Obligor with the SEC pursuant to the Exchange Act, did not as of the date thereof (or if such information related to a specific date, as of such specific date), when read together and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made, except for such information, if any, that has been updated, corrected, supplemented, superseded or modified pursuant to a written instrument delivered to the Administrative Agent and the Lenders prior to the Effective Date.
(b)    As of the Effective Date, there has been no material adverse change since December 31, 2013 in the financial condition, business or operations of WIL-Switzerland and its Subsidiaries, taken as a whole.

SECTION 6.07.    Investment Company Act; Margin Regulations.
(a)    Neither any Obligor nor any of its Subsidiaries is, or is regulated as, an “investment company,” as such term is defined in the Investment Company Act of 1940 (as adopted in the United States), as amended.
(b)    Neither any Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U. No part of the proceeds of the Loans made to the Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock (except that WIL-Switzerland and any of its Subsidiaries may purchase the common stock of WIL-Switzerland, subject to compliance with applicable law) or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X.
SECTION 6.08.    ERISA.
(a)    Each Obligor and each ERISA Affiliate has maintained and administered each Plan in compliance with all applicable laws, except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a Material Adverse Effect.
(b)    There has been no failure to meet the minimum funding standards under Section 430 of the Code or Section 303 of ERISA, whether or not waived, with respect to any Plan, other than such failure as would not in the aggregate reasonably be expected to have a Material Adverse Effect.
(c)    No Obligor or ERISA Affiliate has incurred, or is reasonably expected by any Obligor Party to incur, withdrawal liabilities under Sections 4201 or 4204 of ERISA in respect of Multiemployer Plans that in the aggregate would reasonably be expected to have a Material Adverse Effect.
SECTION 6.09.    Tax Returns and Payments. Each Obligor and each Material Subsidiary has caused to be filed all United States federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and has paid or deposited or made adequate provision in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except (a) for taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (b) where the failure to pay such taxes (collectively for the Obligors and the Material Subsidiaries, taken as a whole) would not have a Material Adverse Effect.
SECTION 6.10.    Requirements of Law. The Obligors and each of their Consolidated Subsidiaries are in compliance with all Requirements of Law, applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their property, except for instances in which the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse

Effect.
SECTION 6.11.    No Default. No Default or Event of Default has occurred and is continuing.
SECTION 6.12.    Anti-Corruption Laws and Sanctions. Each Obligor Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Obligor Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Obligor Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Obligor Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) each Obligor Party, any Subsidiary of such Obligor Party or any of their respective directors, officers or employees, or (b) to the knowledge of each Obligor Party, any agent of such Obligor Party or any Subsidiary of such Obligor Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Initial Borrowing, the use of proceeds of the Loans or any other transaction contemplated by the Credit Agreement will violate any Anti-Corruption Laws or any Sanctions applicable to any party hereto.
ARTICLE VII
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Obligor Parties covenant and agree that:
SECTION 7.01.    Information Covenants. Each Obligor Party shall furnish or cause to be furnished to the Administrative Agent:
(a)    As soon as available, and in any event within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of WIL-Switzerland (commencing with the fiscal quarter ended March 31, 2014), the Quarterly Report on Form 10-Q, or its equivalent, of WIL-Switzerland for such quarter; provided that the Obligor Parties shall be deemed to have furnished said Quarterly Report on Form 10-Q for purposes of this Section 7.01(a) on the date the same shall have been made available on “EDGAR” (or any successor thereto) or on its home page on the worldwide web (which page is, as of the date of this Agreement, located at www.weatherford.com).
(b)    As soon as available, and in any event within 90 days after the close of each fiscal year of WIL-Switzerland, the Annual Report on Form 10-K, or its equivalent, of WIL-Switzerland for such fiscal year, certified by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and the Required Lenders, whose certification shall be without qualification or limitation; provided that (i) the Obligor Parties shall be deemed to have furnished said Annual Report on Form 10-K for purposes of this Section 7.01(b) on the date the same shall have been made available on “EDGAR” (or any successor thereto) or on its home page on the worldwide web (which page is, as of the date of this Agreement, located at www.weatherford.com) and (ii) if said Annual Report on Form 10-K contains the report of such independent public accountants (without qualification or exception, and to the effect, as specified above), no Obligor Party shall be required to deliver such report.

(c)    Promptly after the same become publicly available (whether on “EDGAR” (or any successor thereto) or WIL-Switzerland’s homepage on the worldwide web or otherwise), notice to the Administrative Agent of the filing of all periodic reports on Form 10-K or Form 10-Q, and all amendments to such reports and all definitive proxy statements filed by any Obligor or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by WIL-Switzerland to its shareholders generally, as the case may be (and in furtherance of the foregoing, WIL-Switzerland will give to the Administrative Agent prompt written notice of any change at any time or from time to time of the location of WIL-Switzerland’s home page on the worldwide web).
(d)    Promptly, and in any event within ten Business Days after:
(i)    the occurrence of any of the following with respect to any Obligor Party or any of its Consolidated Subsidiaries: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against such Obligor or Subsidiary which would reasonably be expected to have a Material Adverse Effect and (B) the institution of any proceeding against any Obligor Party or any of its Consolidated Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any law, rule or regulation (including, without limitation, any environmental law) which would reasonably be expected to have a Material Adverse Effect; or
(ii)    any Responsible Officer of such Obligor Party obtains knowledge of the occurrence of any event or condition which constitutes a Default or an Event of Default; or
(iii)    any Responsible Officer of such Obligor Party obtains knowledge of the occurrence of a Change of Control or Change of Control Event; or
(iv)    the filing by WIL-Switzerland with the SEC of a Form 8-K regarding any material development with respect to any of the matters described in Schedule 7.01;
a notice of such event, condition, occurrence or development, specifying the nature thereof.
(e)    Within five Business Days after the delivery of the financial statements provided for in Sections 7.01(a) and 7.01(b), a Compliance Certificate with respect to the fiscal period covered by such financial statements; provided that the Obligor Parties shall be deemed to have furnished said Compliance Certificate for purposes of this Section 7.01(e) on the date and to the extent that the matters to be certified in such Compliance Certificate are the same matters as are certified by the Obligor Parties in a Revolver Compliance Certificate delivered to JPMorgan, in its capacity as administrative agent under the Revolving Credit Agreement, pursuant to the Revolving Credit Agreement; provided further that if any Revolver Compliance Certificate is delivered in place of a Compliance Certificate hereunder, then such Revolver Compliance Certificate shall be deemed to be a Loan Document in all respects.
(f)    Promptly, and in any event within 30 days after any Responsible Officer of such Obligor Party obtains knowledge thereof, notice of:
(i)    the occurrence or expected occurrence of (A) any Reportable Event with respect to any Plan, (B) a failure to make any required contribution to a Plan before the due date (including extensions) thereof, (C) any Lien in favor of the PBGC or a Plan, or (D) any withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of, any Multiemployer Plan, in each case which would reasonably be expected to have a Material Adverse Effect;
(ii)    the institution of proceedings or the taking of any other action by the PBGC or WIL-Switzerland or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of, any Plan, which withdrawal, termination, reorganization or insolvency would reasonably be expected to have a Material Adverse Effect, except that no notice shall be required with respect to the merger of a defined contribution plan of one ERISA Affiliate into a defined contribution plan of another ERISA Affiliate; and
(iii)    each request for waiver of the minimum funding standards under Section 412(c) of the Code or Section 302(c) of ERISA promptly after the request is submitted by WIL-Switzerland or any ERISA Affiliate to the U.S. Secretary of the Treasury, the Department of Labor, the Internal Revenue Service or any other applicable Governmental Authority.
(g)    From time to time and with reasonable promptness, such other non-confidential information or documents (financial or otherwise) with respect to any Obligor or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
SECTION 7.02.    Books, Records and Inspections. Each Obligor Party shall permit, or cause to be permitted, any Lender, upon written notice, to visit and inspect any of the properties of such Obligor Party and its Subsidiaries, to examine the books and financial records of such Obligor Party and its Subsidiaries and to discuss the affairs, finances and accounts of such Obligor Party and its Subsidiaries with any Responsible Officer of such Obligor Party, all at such reasonable times and as often as any Lender, through the Administrative Agent, may reasonably request; provided that any non-public information obtained by any Person during any such visitation, inspection, examination or discussion shall be treated as confidential information in accordance with Section 11.06.
SECTION 7.03.    Insurance. Each Obligor Party shall, and WIL-Switzerland shall cause each of the Material Subsidiaries to, maintain or cause to be maintained (including through self-insurance) insurance with respect to its property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses as such Obligor Party or such Material Subsidiary, as the case may be, as such customary industry practice may change from time to time.

SECTION 7.04.    Payment of Taxes and other Claims. Each Obligor Party shall, and WIL-Switzerland shall cause each of the Material Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon such Obligor Party or such Material Subsidiary, as applicable, or upon the income, profits or property of such Obligor Party or such Material Subsidiary, as applicable, except for (i) such taxes, assessments or governmental charges the non-payment or non-discharge of which would not, individually or in the aggregate, have a Material Adverse Effect and (ii) any such tax, assessment or governmental charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
SECTION 7.05.    Existence. Except as expressly permitted pursuant to Section 8.02, each Obligor Party shall, and WIL-Switzerland shall cause each other Guarantor to, do all things necessary to (a) preserve and keep in full force and effect the corporate or other existence of such Obligor Party or Guarantor, as applicable, and (b) preserve and keep in full force and effect the rights and franchises of such Obligor Party or Guarantor, as applicable; provided that this clause (b) shall not require the Obligor Parties or any Guarantor to preserve or maintain any rights or franchises if such Obligor Parties or Guarantor shall determine that (i) the preservation and maintenance thereof is no longer desirable in the conduct of the business of the Obligor Parties and the Guarantors, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Lenders, or (ii) the failure to maintain and preserve the same could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.
SECTION 7.06.    ERISA Compliance. WIL-Switzerland shall, and shall cause each ERISA Affiliate to, comply, with respect to each Plan and Multiemployer Plan, with all applicable provisions of ERISA and the Code, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.
SECTION 7.07.    Compliance with Anti-Corruption Laws. Each Obligor Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Obligor Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
ARTICLE VIII
NEGATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Obligor Parties covenant and agree that:
SECTION 8.01.    Material Change in Business. The Obligor Parties shall not, and WIL-Switzerland shall not permit any of the Material Subsidiaries to, engage in any material business substantially different from those businesses of WIL-Switzerland and its Subsidiaries described in the Form 10-K of WIL-Switzerland for the fiscal year ended December 31, 2013, as filed with the SEC, and any businesses reasonably related, ancillary or complementary thereto.

SECTION 8.02.    Consolidation, Merger, or Sale of Assets, Etc.
(a)    WIL-Switzerland shall not, and shall not permit any of its Consolidated Subsidiaries to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, WIL-Switzerland or any Consolidated Subsidiary may merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, provided that:
(i)    in the case of a merger, a consolidation or an amalgamation involving WIL-Switzerland, if WIL-Switzerland is not the surviving or continuing Person, the surviving or continuing Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such surviving or continuing Person shall become a party to this Agreement and the Guaranty Agreement and assume all rights and obligations of WIL-Switzerland hereunder and thereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent;
(ii)    in the case of a merger, a consolidation or an amalgamation involving the Borrower, if the Borrower is not the surviving or continuing Person, the surviving or continuing Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such surviving or continuing Person shall become a party to this Agreement and assume all rights and obligations of the Borrower hereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent;
(iii)    in the case of a merger, a consolidation or an amalgamation involving WILLC at any time that WILLC’s obligations under the Guaranty Agreement have not been released and discharged, if WILLC is not the surviving or continuing Person, the surviving or continuing Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such surviving or continuing Person shall become a party to the Guaranty Agreement and assume all rights and obligations of WILLC thereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent;
(iv)    in the case of a merger, a consolidation or an amalgamation involving any Specified Obligor at any time that such Specified Obligor’s obligations under the Guaranty Agreement have not been released and discharged, if neither such Specified Obligor, WIL-Switzerland, the Borrower, WILLC nor another Obligor that is a Wholly-Owned Subsidiary of WIL-Switzerland is the surviving or continuing Person, then the surviving or continuing Person shall (A) be a Wholly-Owned Subsidiary of WIL-Switzerland after giving effect to such merger, consolidation or amalgamation, (B) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such surviving or continuing Person shall become a party to the Guaranty

Agreement and assume all rights and obligations of such Obligor thereunder and (C) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent; and
(v)    in the case of any such merger, consolidation or amalgamation, the Obligor Parties shall be in compliance, on a pro forma basis after giving effect to such transaction, with the covenants contained in this Article VIII recomputed as of the last day of the most recently ended fiscal quarter of WIL-Switzerland as if such transaction had occurred on the first day of each relevant period for testing such compliance.
(b)    Except as permitted by Section 8.02(a)(i), (ii), (iii) and (iv), neither WIL-Switzerland nor any of the Consolidated Subsidiaries shall, directly or indirectly, in one transaction or a series of transactions, sell, lease, transfer or otherwise dispose of (including by merger, consolidation or amalgamation), all or substantially all of the assets of WIL-Switzerland and its Subsidiaries, taken as a whole, except that:
(i)    WIL-Switzerland and its Subsidiaries may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (including Capital Stock of Subsidiaries) to any Consolidated Subsidiary or Person who will contemporaneously therewith become a Consolidated Subsidiary; and
(ii)    any Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (including Capital Stock in its Subsidiaries) to the Borrower or any Consolidated Subsidiary or Person who will contemporaneously therewith become a Consolidated Subsidiary.
(c)    Notwithstanding the foregoing provisions, this Section 8.02 shall not prohibit any Redomestication; provided that (i) in the case of a Redomestication of WIL-Switzerland of the type described in clause (a) of the definition thereof, the Surviving Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Surviving Person shall become a party to this Agreement and the Guaranty Agreement and assume all rights and obligations of WIL-Switzerland hereunder and thereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent, and (ii) in the case of a Redomestication of WIL-Switzerland of the type described in clause (b) of the definition thereof in which the Person formed pursuant to such Redomestication is a different legal entity than WIL-Switzerland, the Person formed pursuant to such Redomestication shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Person shall become a party to this Agreement and the Guaranty Agreement and assume all rights and obligations of such Obligor hereunder and thereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent.
(d)    Neither WIL-Switzerland nor the Borrower shall, and neither WIL-Switzerland nor the Borrower shall permit any other Obligor to, wind up, liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Specified Obligor may wind up, liquidate or dissolve if (i) the owner of all of the Capital Stock of such Specified Obligor immediately prior to such event shall be WIL-Switzerland, a Wholly-Owned Subsidiary of WIL-Switzerland, the New Parent or a Wholly-Owned Subsidiary of the New Parent and (ii) if such owner is not then an Obligor, such owner shall execute and deliver to the Administrative Agent (A) a guaranty of the Obligations in form and substance reasonably satisfactory to the Administrative Agent, (B) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with such event as the Administrative Agent or any Lender may reasonably request and (C) such other documentation as the Administrative Agent may reasonably request.
SECTION 8.03.    Liens. WIL-Switzerland shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of WIL-Switzerland or such Subsidiary whether now owned or hereafter acquired, except Permitted Liens.
SECTION 8.04.    Indebtedness. The aggregate principal amount of all Indebtedness of all Subsidiaries of WIL-Switzerland (other than Subsidiaries of WIL-Switzerland that are Obligors) at any time outstanding to any Person other than WIL-Switzerland and its Subsidiaries shall not exceed 20% of WIL-Switzerland’s Net Worth at such time.
SECTION 8.05.    Ownership of WILLC. Except to the extent permitted under Section 8.02, the Persons who are the shareholders of WIL-Switzerland, or New Parent in the event of any Redomestication, shall not at any time own, beneficially and of record, directly or indirectly, less than 100% of the Capital Stock (except for directors’ qualifying shares) of WILLC.
SECTION 8.06.    Financial Covenant. WIL-Switzerland shall not permit its Consolidated Indebtedness to exceed 60% of its Total Capitalization at the end of any fiscal quarter.
SECTION 8.07.    Limitation on Transactions with Affiliates. WIL-Switzerland shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, conduct any business or enter into, renew, extend or permit to exist any transaction or series of related transactions with any Affiliate that is not either (a) WIL-Switzerland or one of WIL-Switzerland’s Consolidated Subsidiaries or a Person that becomes, pursuant to a Redomestication, a part of the consolidated group that includes WIL-Switzerland, or (b) Weatherford\Al-Rushaid Limited or Weatherford Saudi Arabia Limited, other than on fair and reasonable terms (taking all related transactions into account and considering the terms of such related transactions in their entirety) substantially as favorable to WIL-Switzerland or such Consolidated Subsidiary, as the case may be, as would be available in a comparable arm’s length transaction. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (w) the payment of reasonable and customary regular fees to directors of an Obligor or a Subsidiary of such Obligor who are not employees of such Obligor; (x) loans and advances to officers and employees of an Obligor and its respective Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of an Obligor and its Subsidiaries; (y) any other transaction with any employee, officer or director of an Obligor or any of its Subsidiaries pursuant to employee benefit, compensation or indemnification arrangements entered into in the ordinary course of business and approved by, as applicable, the Board of Directors of such Obligor or the Board of Directors of such Subsidiary permitted by this Agreement; and (z) non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.
SECTION 8.08.    Restrictions on Dividends by Material Subsidiaries. WIL-Switzerland shall not, nor shall it permit any of the Material Subsidiaries to, enter into any agreement or contract which limits or restricts in any way the payment of any dividends or distributions by any Material Subsidiary to WIL-Switzerland or to another Subsidiary of WIL-Switzerland, except that the foregoing restrictions set forth in this Section 8.08 shall not apply to limitations or restrictions existing under or by reason of (a) any agreement for the sale or other disposition of all or substantially all of the equity interests in or all or substantially all of the assets of a Subsidiary, which agreement restricts distributions or dividends by such Subsidiary pending such sale or other disposition; (b) contracts and agreements outstanding on the date hereof and renewals, extensions, refinancings or replacements thereof (provided that the foregoing restrictions set forth in this Section 8.08 shall apply to any amendment or modification to, or any renewal, extension, refinancing or replacement of, any such contract or agreement that would have the effect of expanding the scope of any such limitation or restriction on the payment of dividends by any Material Subsidiary); (c) any agreement or instrument governing capital stock of a Person acquired by WIL-Switzerland or any of its Material Subsidiaries as in effect at the time of such acquisition, which restriction or limitation (i) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and (ii) is not incurred in connection with, or in contemplation of, such acquisition; (d) restrictions or limitations on the transfer of property pledged as collateral in any secured financing to which WIL-Switzerland or any of its Material Subsidiaries is a party; (e) customary restrictions or limitations in leases or other contracts restricting the assignment thereof or the assignment of the property that is the subject of such lease; and (f) limitations or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, if such encumbrances or restrictions are not applicable to the property or assets of any other Person.
SECTION 8.09.    Use of Proceeds.
(a)    WIL-Switzerland shall not, nor shall it permit any of its Subsidiaries to, use the proceeds of any Loans for any purpose other than for (i) the repayment of amounts outstanding under the Existing Term Loan Agreement and (ii) general corporate purposes.
(b)    WIL-Switzerland shall not, nor shall it permit any of its Subsidiaries to, use the proceeds of any Loan under this Agreement directly or indirectly for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a margin stock (except that WIL-Switzerland and any of its Subsidiaries may purchase the common stock of WIL-Switzerland, subject to compliance with applicable law), or for any other purpose which would constitute this transaction a “purpose” credit within the meaning of Regulation U. WIL-Switzerland shall not, nor shall it permit any of its Subsidiaries to, take any action which would cause this Agreement or any other Loan Document to violate Regulation T, U or X.

(c)    The Borrower will not request any Loans, and WIL-Switzerland shall not use or otherwise make available, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use or otherwise make available, any proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
SECTION 9.01.    Events of Default and Remedies. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    (i) the principal of any Loan or Note shall not be paid on the date on which such payment is due, or (ii) any payment of interest on any such Loan or Note or any other amount due hereunder or any other Loan Document shall not be paid within five calendar days following the date on which such payment of interest or such other amount is due; or
(b)    any representation or warranty made or, for purposes of Article V, deemed made by or on behalf of any Obligor herein, at the direction of any Obligor or by any Obligor in any other Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be; or
(c)    any Obligor Party shall fail to perform or observe any covenant, condition or agreement contained in Section 7.05 (with respect to the existence of any Obligor) or Article VIII or fail to give any notice required by Section 7.01(d)(ii); or
(d)    any Obligor Party shall fail to give any notice required by Section 7.01(c), 7.01(d)(i), 7.01(d)(iii), 7.01(d)(iv) or 7.01(f) and, in any event, such failure shall remain unremedied for five Business Days after the earlier to occur of (i) receipt by a Principal Financial Officer of any Obligor Party of notice of such failure (given by the Administrative Agent or any Lender) and (ii) a Principal Financial Officer of any Obligor Party otherwise becoming aware of such failure; or
(e)    any Obligor Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than those specified in Section 9.01(a), 9.01(b), 9.01(c) or 9.01(d)) or any other Loan Document to which it is a party and, in any event, such failure shall remain unremedied for 30 calendar days after the earlier to occur of (i) receipt by a Principal Financial Officer of any Obligor Party of notice of such failure (given by the Administrative Agent or any Lender) and (ii) a Principal Financial Officer of any Obligor Party otherwise becoming aware of such failure; or
(f)    any Obligor or any of its Subsidiaries (i) fails to make (whether as primary obligor or as guarantor or other surety) any principal payment of or interest or premium, if any, on any Indebtedness (other than Indebtedness outstanding under this Agreement) beyond any period of grace provided with respect thereto, provided that the aggregate amount of all Indebtedness as to which such a payment default shall occur and be continuing is equal to or exceeds $100,000,000, or (ii) defaults under any agreement or any instrument which governs the rights and remedies of Persons holding Indebtedness of any Obligor or any of its Subsidiaries with an aggregate principal amount equal to or exceeding $100,000,000, in each case, if the effect thereof is to result in such Indebtedness becoming due prior to its scheduled maturity, or to permit the holder or holders of such Indebtedness, or any trustee or agent acting on its or their behalf, to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance of such Indebtedness, prior to its schedule maturity; or
(g)    the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of any Obligor or any Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging any Obligor or any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Obligor or any Material Subsidiary under any applicable federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Obligor or any Material Subsidiary of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or
(h)    the commencement by any Obligor or any Material Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by any Obligor or any Material Subsidiary to the entry of a decree or order for relief in respect of such Obligor or such Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by any Obligor or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by any Obligor or any Material Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Obligor or such Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the consent to, approval of or the admission by any Obligor or any Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate or other action by any Obligor or any Material Subsidiary in furtherance of any such action; or
(i)    a judgment or order for monetary damages shall be entered against any Obligor or any Material Subsidiary, which with other outstanding judgments and orders for monetary damages entered against the Obligors and the Material Subsidiaries equals or exceeds $100,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the respective insurer is financially sound and has not disputed coverage), and (i) within 60 days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal or, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, or (ii) any enforcement proceeding shall have been commenced (and not stayed) by any creditor upon such judgment; provided that if such judgment or order provides for any Obligor or any Material Subsidiary to make periodic payments over time, no Event of Default shall arise under this clause (i) if such Obligor or such Material Subsidiary makes each such periodic payment when due in accordance with the terms of such judgment or order (or within 30 days after the due date of each such periodic payment, but only so long as no Lien attaches during such 30-day period and no enforcement proceeding is commenced by any creditor for payment of such judgment or order during such 30-day period); or
(j)    other than as a result of (i) a transaction permitted by the terms of Section 8.02, (ii) the termination of the obligations of any Guarantor (other than WIL-Switzerland) under the Guaranty Agreement pursuant to the terms thereof or (iii) the expiration or termination of the Commitments and the payment in full of the principal and interest on each Loan and all fees payable hereunder, any Loan Document shall (other than with the consent of the Administrative Agent and the Lenders), at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor or any such Obligor shall deny that it has any or further liability or obligation thereunder; or
(k)    any Plan shall have failed to meet the minimum funding standard under Section 430 of the Code or Section 303 of ERISA, or a waiver of the minimum funding standard is sought under Section 412 of the Code with respect to a Plan, and either the failure to meet such minimum funding standard or a failure to obtain such a waiver, as applicable, would reasonably be expected (individually or collectively) to have a Material Adverse Effect; any proceeding shall have occurred or is reasonably likely to occur by the PBGC under Section 4069(a) of ERISA to impose liability on WIL-Switzerland, any of its Consolidated Subsidiaries or any ERISA Affiliate which (individually or collectively) would reasonably be expected to have a Material Adverse Effect; or WIL-Switzerland, any of its Consolidated Subsidiaries or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, or a notice of intent to terminate any Plan in a distress termination shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified WIL-Switzerland or any ERISA Affiliate that a Plan may become a subject of any such proceedings, and there shall result (individually or collectively) from any such event or events a material risk of either (i) the imposition of a Lien(s) upon, or the granting of a security interest(s) in, the assets of WIL-Switzerland, any of its Subsidiaries and/or any ERISA Affiliate which would reasonably be expected to have a Material Adverse Effect, or (ii) WIL-Switzerland, any of its Subsidiaries and/or any ERISA Affiliate incurring a liability(ies) or obligation(s) with respect thereto which would reasonably be expected to have a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Obligor described in clause (g) or (h) of this Section 9.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(i)    terminate the Commitments (if the Commitments are then in effect), and thereupon the Commitments shall terminate immediately, and
(ii)    declare the Loans then outstanding to be due and payable in whole (or in part,

in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;
and in case of any event with respect to any Obligor described in clause (g) or (h) of this Section 9.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.
SECTION 9.02.    Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by each Obligor), to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding the funds held in accounts clearly designated as escrow or trust accounts held by any Obligor for the benefit of Persons which are not Affiliates of any Obligor), whether or not such setoff results in any loss of interest or other penalty, and including all certificates of deposit, at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Obligor against any and all of the Obligations irrespective of whether or not such Lender or the Administrative Agent shall have made any demand under this Agreement, the Notes or any other Loan Document. Should the right of any Lender to realize funds in any manner set forth above be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Obligor, as the case may be, pro rata in accordance with their Commitments; provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application and/or cash collateralization pursuant to Section 4.01(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of each Credit Party and each Obligor as herein provided, and (y) such Defaulting Lender shall promptly provide to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the applicable Obligor and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or the Lenders may have. This Section is subject to the terms and provisions of Section 4.01(a).

SECTION 9.03.    Other Remedies. No remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents now or hereafter existing at law or in equity or by statute or otherwise.
SECTION 9.04.    Application of Moneys During Continuation of Event of Default.
(a)    So long as an Event of Default of which the Administrative Agent shall have given notice to the Lenders shall continue, all moneys received by the Administrative Agent from any Obligor under the Loan Documents shall, except as otherwise required by law, be distributed by the Administrative Agent on the dates selected by the Administrative Agent as follows:
first, to payment of the unreimbursed expenses for which the Administrative Agent or any Lender is to be reimbursed pursuant to Section 11.03 and to any unpaid fees owing under the Loan Documents by the Obligors to the Administrative Agent;
second, to the ratable payment of accrued but unpaid interest on the Loans;
third, to the ratable payment of unpaid principal of the Loans;
fourth, to the ratable payment of all other amounts payable by the Obligors hereunder;
fifth, to the ratable payment of all other Obligations, until all Obligations shall have been paid in full; and
finally, to payment to the Obligors, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.
(b)    The term “unpaid” as used in this Section 9.04 shall mean all relevant Obligations outstanding as of any such distribution date as to which prior distributions have not been made, after giving effect to any adjustments which are made pursuant to Section 9.02 of which the Administrative Agent shall have been notified.
ARTICLE X
ADMINISTRATIVE AGENT
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Obligors or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) or in the absence of its own gross negligence, willful misconduct or unlawful acts. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Document or in connection with this Agreement or any other Loan Document, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (y) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed in good faith by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it, in each case in good faith in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph and the second succeeding paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any resignation of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.
In addition, in the event that (i) the Person serving as the Administrative Agent is a Defaulting Lender and (ii) such Person has been replaced in its capacity as a Lender pursuant to Section 4.03(b), then the Required Lenders or the Borrower may, by written notice to the Administrative Agent, remove such Person from its capacity as Administrative Agent under the Loan Documents; provided, however, that the consent or agreement of such Person, in any of its capacities, shall not be required in respect of its removal as a Lender; provided further that a successor Administrative Agent selected by the Required Lenders, in consultation with the Borrower, shall be appointed concurrently with such removal.
Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Sections 11.03 and 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Notwithstanding anything to the contrary contained herein, none of the Lenders identified herein as the Syndication Agent, a Co-Documentation Agent or a Joint Bookrunner or Joint Lead Arranger (as listed on the cover page hereof) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Joint Bookrunner and Joint Lead Arranger, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
ARTICLE XI
MISCELLANEOUS
SECTION 11.01.    Waiver; Amendments; Joinder; Release of Guarantors.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligor Parties and the Required Lenders or by the Obligor Parties and the Administrative Agent, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (irrespective of whether such Lender is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby (including Defaulting Lenders), (iii) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (including Defaulting Lenders), (iv) change Section 4.01(b) or 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (other than Defaulting Lenders), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (other than Defaulting Lenders), (vi) release the Borrower from its liability for the Obligations, without the written consent of each Lender (other than Defaulting Lenders), or (vii) release any Person from its liability under a guaranty (other than the release of any Guarantor that (A) ceases to exist in accordance with Section 8.02 or (B) has been released and discharged from its obligations under the Guaranty Agreement in accordance with the terms set forth in the Guaranty Agreement), without the written consent of each Lender (other than Defaulting Lenders); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; provided further that no such agreement shall amend or modify any provision of Section 2.17 without the consent of the Administrative Agent and the Required Lenders. Subject to the foregoing, the waiver, amendment or modification of any provision of Article VI, VII or VIII or Section 9.01 may be effected with the consent of the Required Lenders. Notwithstanding anything to the contrary herein, this Section 11.01(b) shall, in respect of a Defaulting Lender, be subject to Section 2.17(b).
(c)    Promptly upon receipt of a written request therefor from the Borrower, the Administrative Agent will execute and deliver all documents as may reasonably be requested to effect a release of a Guarantor that ceases to exist in accordance with Section 8.02 or whose obligations under the Guaranty Agreement terminate pursuant to the terms thereof. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Administrative Agent in connection with any such release of a Guarantor.
SECTION 11.02.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, if addressed to any Person other than an Obligor, sent by facsimile, as follows:
(i)    if to the Borrower or a Guarantor, to it at:

c/o Weatherford International, LLC
2000 St. James Place
Houston, Texas 77056
Attention: General Counsel
Telephone: (713) 836-4117

with a copy to:

c/o Weatherford International, LLC
2000 St. James Place
Houston, Texas 77056
Attention: Treasurer
Telephone: (713) 836-7460

and

Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Crews Lott
Telephone: (214) 978-3042
Facsimile: (214) 965-5989

(ii)    if to the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.
10 S. Dearborn St., Floor 07
Chicago, IL 60603
Attention: April Yebd
Telephone: (312) 732-2628
Facsimile: (312) 385-7096
Email (for items other than Compliance Certificates):
jpm.agency.servicing.4@jpmorgan.com
Email (for Compliance Certificates):
intralinks.publications@jpmorgan.com

(iii)    if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lenders. The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions of this Section 11.02. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)    The Administrative Agent shall deliver to the Borrower, upon written request, the address and facsimile number of any Lender and the name of the appropriate contact person at such Lender, in each case as provided in such Lender’s Administrative Questionnaire.
(e)    Electronic Systems.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on an Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Obligor Party, any Subsidiary of any Obligor Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Obligor Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent any such damages, losses or expenses are incurred by reason of the gross negligence, willful misconduct or unlawful conduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 11.02(e), including through an Electronic System.
SECTION 11.03.    Expenses, Etc. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for J.P. Morgan Securities LLC in connection with the syndication of the credit facilities provided for herein, (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document or any other document referred to herein or therein, and (d) all documented out-of-pocket expenses incurred by the Administrative Agent and/or any Lender (including the fees, disbursements and other charges of (i) any counsel for the Administrative Agent (which, for the avoidance of doubt, may include counsel in foreign jurisdictions) and (ii) one counsel to the Lenders licensed in the State of New York and licensed in each jurisdiction (including any state) where any Obligor or any subsidiary of an Obligor is organized, has its chief executive office or has assets with a material value) in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that a Defaulting Lender will not be reimbursed for its costs and expenses related to the replacement of such Defaulting Lender or other matters incidental thereto.
SECTION 11.04.    Indemnity.
(a)    The Borrower shall indemnify the Administrative Agent, each Lead Arranger and each Lender, and each Affiliate of each of the foregoing, and their respective directors, officers, employees and agents (each such Person being called an “Indemnitee”) from, and hold each Indemnitee harmless against, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any Indemnitee may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any claim, investigation, litigation or proceeding (including any threatened claim, investigation, litigation or proceeding) relating to this Agreement, any Loan or any other Loan Document (whether or not any Indemnitee is a party thereto and whether or not such claim, investigation, litigation or proceeding is instituted or brought on behalf of a third party, the Borrower or any of its Affiliates) or (ii) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any extension of credit by any Lender hereunder, and the Borrower shall reimburse each Indemnitee upon demand for any expenses (including reasonable legal fees) incurred in connection with any such claim, investigation, litigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses (A) incurred by reason of the gross negligence, willful misconduct or unlawful conduct of such Indemnitee or (B) incurred by any Defaulting Lender to the extent directly arising from or caused by the conduct, acts, omissions or events of or applicable to such Defaulting Lender that were the cause of such Lender’s becoming a Defaulting Lender; provided, however, that nothing herein shall be deemed to limit the Borrower’s payment obligations under any other provision of this Agreement or any other Loan Document as a result of such Lender’s becoming a Defaulting Lender. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT ORDINARY NEGLIGENCE OF SUCH INDEMNITEE. WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER OBLIGATIONS OF THE BORROWER HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS TO WHICH IT

IS A PARTY, THE OBLIGATIONS OF THE BORROWER UNDER THIS SECTION 11.04 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE PAYMENT OF THE OTHER OBLIGATIONS OR THE ASSIGNMENT OF THE NOTES.
(b)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 11.03 or paragraph (a) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(c)    To the extent permitted by applicable law, neither any party hereto nor any of their respective directors, officers, employees and agents shall assert, and each hereby waives, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof (it being understood that, to the extent any Indemnitee suffers any such special, indirect, consequential or punitive damages, the indemnification obligations of the Borrower set forth in the paragraph (a) of this Section shall apply).
(d)    To the extent permitted by law, the Obligor Parties shall not assert, and each of the Obligor Parties hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials misappropriated from electronic, telecommunications or other information transmission systems (including the Internet), except to the extent such damages are incurred by reason of the gross negligence, willful misconduct or unlawful acts of such Indemnitee.
(e)    All amounts due under this Section 11.04 and under Section 11.03 shall be payable not later than ten Business Days after written demand therefor and presentation of any documents required to be delivered in connection therewith.
SECTION 11.05.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in subparagraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld and, additionally, in the case of assignments pursuant to Section 4.03, delayed or conditioned) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent (which may be transmitted by electronic mail) within ten Business Days after receiving a written request for its consent to such assignment; and
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loan to an assignee that is a Lender immediately prior to giving effect to such assignment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Type, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 9.01(a), 9.01(g) or 9.01(h) has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)    except in connection with assignments made while an Event of Default under Section 9.01(a), 9.01(g) or 9.01(h) has occurred and is continuing, all prospective assignees of a Lender shall be required, as a condition to the effectiveness of such assignment, to execute and deliver the forms required under Section 4.02(c)

and Section 4.02(e) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered;
(F)    no assignment shall be made to a natural person;
(G)    except in the case when no consent of the Borrower is required because an Event of Default under Section 9.01(a), 9.01(g) or 9.01(h) has occurred and is continuing, no assignment shall be made to any such assignee unless such assignee provides a written representation to the Borrower that such assignee is not subject under then current law to any withholding tax on amounts payable to such assignee under this Agreement;
(H)    the assignee in respect of any assignment hereunder shall not be a Defaulting Lender at the time of such assignment; and
(I)    no assignment shall be made to any Obligor or any Affiliate or Subsidiary of any Obligor.
For purposes of this Section 11.05, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to subparagraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 4.02, 11.03 and 11.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing by the Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumed correct, in the absence of manifest error, and the Obligors, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee permitted under paragraph (b) of this Section, such assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or such assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 3.01(d) or (e), 4.01(d) or 11.04(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of any Obligor or the Administrative Agent, sell participations to one or more banks or other entities other than Defaulting Lenders (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.01(b) that affects such Participant. Subject to subparagraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 4.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c), and to deliver the forms required by Sections 4.02(c) and 4.02(e), as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent (i) that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (ii) as otherwise required under a Loan Document

(including Section 11.05(c)(ii) of this Agreement). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 4.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. The Borrower shall be notified of each participation sold to a Participant, and each Participant shall comply with Sections 4.02(c), 4.02(d), 4.02(e) and 4.02(g) as though it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. A Participant that fails to comply with the preceding sentence shall not be entitled to any of the benefits of Section 4.02.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 11.06.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the extent set forth herein), (b) to the extent requested by any regulatory authority or self-regulatory body having or claiming jurisdiction over such Person, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction to which an Obligor is a direct counterparty relating to any Obligors and their respective obligations hereunder, (g) with the consent of the applicable Obligors or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non confidential basis from a source other than an Obligor. For the purposes of this Section, “Information” means all information received from any Obligor relating to such Obligor or any other Obligor or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the applicable Obligor; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and the Lenders shall endeavor to notify the Borrower as promptly as possible of any Information that it is required to disclose pursuant to any subpoena or similar legal process so long as it is not legally prohibited from providing such notice.
SECTION 11.07.    Survival. All covenants, agreements, representations and warranties made by the Obligors herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 4.02, 11.03 and 11.04 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 11.08.    Governing Law. This Agreement, the other Loan Documents and all other documents executed in connection herewith and therewith, and the rights and obligations of the parties hereto and thereto, shall be construed in accordance with and governed by the law of the State of New York.
SECTION 11.09.    Independence of Covenants. All covenants contained in this Agreement and in the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
SECTION 11.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Notes, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic transmission (in .pdf format) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.
SECTION 11.11.    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 11.12.    Conflicts Between This Agreement and the Other Loan Documents. In the event of any conflict between, or inconsistency with, the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.
SECTION 11.13.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 11.14.    Limitation of Interest. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 11.15.    Submission to Jurisdiction; Consent to Service of Process.
(a)    Each Obligor Party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(b)    Each Obligor Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each Obligor Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02 other than by facsimile. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law. Notwithstanding any other provision of this Agreement, each foreign Obligor Party hereby irrevocably designates C T Corporation System, 111 8th Avenue, New York, New York 10011, as the designee, appointee and agent of such Obligor Party to receive, for and on behalf of such Obligor Party, service of process in the State of New York in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document.
(d)    Each Obligor Party agrees that any suit, action or proceeding brought by any Obligor Party or any of their respective Subsidiaries relating to this Agreement or any other Loan Document against the Administrative Agent, any Lender or any of their respective Affiliates shall be brought exclusively in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, unless no such court shall accept jurisdiction.
(e)    The Administrative Agent and each Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(f)    The Administrative Agent and each Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (e) of this Section. The Administrative Agent and each Lender hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(g)    To the extent that any Obligor Party has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Obligor Party hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.
SECTION 11.16.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.17.    Judgment Currency. The obligation of each Obligor to make payments on any Obligation to the Lenders or to the Administrative Agent hereunder in any currency (the “first currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the applicable Lender or the Administrative Agent of the full amount of the first currency payable, and accordingly the primary obligation of each Obligor shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the full currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.
SECTION 11.18.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Obligors that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the PATRIOT Act.
SECTION 11.19.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off pursuant hereto, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Bankruptcy Event of an Obligor or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent (to the extent such amount had previously been paid by the Administrative Agent to such Lender), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 11.20.    No Fiduciary Duty. The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section 11.20, the “Credit Parties”) may have economic interests that conflict with those of the Borrower. Each Obligor Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Credit Parties and the Borrower, its stockholders or its affiliates. Each Obligor Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Obligors, on the other, (ii) in connection therewith and with the process leading to such transactions, each of the Credit Parties is acting solely as a principal and not the fiduciary of the Obligors, their management, stockholders, creditors or any other person, (iii) no Credit Party has assumed an advisory or fiduciary responsibility in favor of any Obligor with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Credit Party or any of its affiliates has advised or is currently advising any Obligor on other matters) and (iv) each Obligor has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Obligor Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. Each Obligor Party agrees that it will not claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor Party or any other Obligor, in connection with the transactions contemplated hereby or the process leading thereto.
[Remainder of this page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

WEATHERFORD INTERNATIONAL LTD.,
a Bermuda exempted company

By:	/s/ Mark M. Rothleitner
Name:	Mark M. Rothleitner
Title:	Vice President & Treasurer

WIL-SWITZERLAND:
WEATHERFORD INTERNATIONAL LTD.,
a Swiss joint stock corporation

By:	/s/ Mark M. Rothleitner
Name:	Mark M. Rothleitner
Title:	Vice President & Treasurer

Signature Page to 364-Day Term Loan Agreement

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Thomas Okamoto
Name:	Thomas Okamoto
Title:	Authorized Officer

Signature Page to 364-Day Term Loan Agreement

LENDERS:

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Thomas Okamoto
Name:	Thomas Okamoto
Title:	Authorized Officer

Signature Page to 364-Day Term Loan Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Ross Levitsky
Name:	Ross Levitsky
Title:	Managing Director

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

Signature Page to 364-Day Term Loan Agreement

CITIBANK, N.A.

By:	/s/ Peter Kardos
Name:	Peter Kardos
Title:	Vice President

Signature Page to 364-Day Term Loan Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Ting Lee
Name:	Ting Lee
Title:	Director

By:	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Managing Director

Signature Page to 364-Day Term Loan Agreement

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Steven Smith
Name:	Steven Smith
Title:	Director

Signature Page to 364-Day Term Loan Agreement

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Signature Page to 364-Day Term Loan Agreement

ROYAL BANK OF CANADA

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

Signature Page to 364-Day Term Loan Agreement

SUNTRUST BANK

By:	/s/ Chulley Bogle
Name:	Chulley Bogle
Title:	Vice President

Signature Page to 364-Day Term Loan Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Maria Ferradas
Name:	Maria Ferradas
Title:	Vice President

Signature Page to 364-Day Term Loan Agreement

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ John Preece
Name:	John Preece
Title:	Authorized Signatory

Signature Page to 364-Day Term Loan Agreement

WELLS FARGO BANK, N.A.

By:	/s/ Donald W. Herrick, Jr.
Name:	Donald W. Herrick, Jr.
Title:	Director

Signature Page to 364-Day Term Loan Agreement

COMPASS BANK

By:	/s/ Michael Dixon
Name:	Michael Dixon
Title:	Senior Vice President

Signature Page to 364-Day Term Loan Agreement

NORDEA BANK NORGE ASA

By:	/s/ Tom C. Kuhnle
Name:	Tom C. Kuhnle
Title:	Senior Vice President

By:	/s/ Anna-Carin Johansson
Name:	Anna-Carin Johansson
Title:	Relationship Manager

Signature Page to 364-Day Term Loan Agreement

STANDARD CHARTERED BANK

By:	/s/ Steven Aloupis
Name:	Steven Aloupis
Title:	Managing Director

By:	/s/ Wong Moy Hiang
Name:	Wong Moy Hiang
Title:	Authorized Signatory

Signature Page to 364-Day Term Loan Agreement